Exhibit 4.1

HOMEBANC CORP.

ARTICLES OF AMENDMENT

DESIGNATING

10% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

I.

The name of the corporation is “HomeBanc Corp.” (the “Company”).

II.

These Articles of Amendment (the “Amendment”) add the following as a new Section 4.6 to the Corporation’s Articles of Incorporation (as amended, the “Articles”), to designate and set forth the terms of a series of Preferred Stock. Any terms used but not defined in these Articles of Amendment shall have the meanings set forth in the Articles:

1. Designation. The distinctive designation of the series of Preferred Stock established hereby shall be the “10% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”).

2. Number of Shares. The total number of shares of Series A Preferred Stock shall be 2,300,000 shares, $.01 par value per share. The number of shares of Series A Preferred Stock may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.

3. Dividends.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Company’s Board of Directors, out of funds of the Company legally available therefor, cash dividends at the rate of 10% per annum of the $25.00 per share liquidation preference of the Series A Preferred Stock per year, or $2.50 per share annually; provided, however, that during any period of time (each a “Special Dividend Rate Period”) that any shares of the Series A Preferred Stock remain outstanding and both (i) the Series A Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq Stock Market, and (ii) the Company is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dividend Rate shall be at a rate equal to 11% per annum of the liquidation preference thereof per year, or $2.75 per share annually. Such dividends shall accrue and be cumulative from the date of the original issue (each, an “Original Issue Date”) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2006 (each, a “Dividend Payment Date”), and, in the case of any accumulated but unpaid dividends, at such additional times, if any, as determined by the Company’s Board of Directors. If a Dividend Payment Date is not a Business Day (as defined below), then the dividend that otherwise would have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on the Dividend Payment Date, and no interest or additional dividends or other sums shall accrue or be payable on the amount so payable from the Dividend Payment Date to such next succeeding Business Day. A “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Atlanta, Georgia are authorized or required by law, regulation or executive order to close. The amount of any dividend payable on the Series A Preferred Stock for any full Dividend Period (as defined below) or any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on March 31, 2006 will be for less than a full Dividend Period and will reflect dividends accumulated from and including the Original Issue Date through and including March 31, 2006). A “Dividend Period” shall mean the period from and including the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued or accumulated dividends are to be calculated. Dividends will be payable to holders of record as they appear in the shareholder records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the Dividend Payment Date falls or on such other date designated by the Company’s Board of Directors for the payment of dividends that is not more than 45 nor less than 15 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b) Dividends on the Series A Preferred Stock shall be cumulative and shall accrue whether or not (i) the Company has earnings, (ii) there are funds legally available for the payment of such dividends, (iii) such dividends are declared by the Company’s Board of Directors, or (iv) any agreements to which the Company is a party prohibit the payment of dividends. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such Series A Preferred Stock that remains payable. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may have been cumulated or accrued and is in arrears.

(c) Without limiting the rights set forth in Section 3(b), no dividends on the Series A Preferred Stock shall be declared by the Company’s Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

(d) Except as provided in Section 3(e) below, unless full cumulative dividends on the Series A Preferred Stock for all prior Dividend Periods and the then current Dividend Period shall have been or are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart by the Company for such payment, and except to the extent such declaration or distribution is necessary to maintain the Company’s qualification as a “real estate investment trust” (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), no dividends shall be declared by the Company’s Board of Directors or paid or set apart for payment by the Company, and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) or Shares of any other class or series of the Company’s capital stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in Shares of any other class or series of the Company’s capital stock ranking junior to the Series A Preferred Stock as to (i) dividends and (ii) upon liquidation) for any period, nor shall any Shares of Common Stock, or any other Shares of the Company ranking, as to dividends or upon liquidation, on a parity with (“Parity Shares”), or junior to, the Series A Preferred Stock, be redeemed, purchased or otherwise acquired for any consideration (nor shall any funds be paid to or made available for a sinking fund for the redemption or retirement, purchase or reduction of any such Shares) by the Company (except by conversion into or exchange for other Shares of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart by the Company) upon the Series A Preferred Stock and any other series of preferred stock issued by the Company ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any such other series of Parity Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Parity Shares shall in all cases bear to each other the same ratio that the total accrued dividends per share on the Series A Preferred Stock and such other series of Parity Shares (which shall not include any accrual or accumulated in respect of unpaid dividends on such other series of Parity Shares for prior dividend periods if such other series of Parity Shares does not have a cumulative dividend) bear to each other.

(f) All dividends paid with respect to Shares of the Series A Preferred Stock shall be paid pro rata to the holders of such Shares entitled thereto. Holders of Shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or Shares of any class or series (including the Series A Preferred Stock), in excess of the full cumulative dividends on the Series A Preferred Stock as provided herein.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (each, a “Liquidation”), the holders of Shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accrued or accumulated, but unpaid dividends through and including the date of payment to the holders of Shares of the Series A Preferred Stock (whether or not such dividends have been declared by the Company’s Board of Directors), before any distribution or payment shall be made to holders of Shares of Common Stock or any other class or series of capital stock of the Company ranking junior to the Series A Preferred Stock as to liquidation rights. In the event that, upon such Liquidation, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Shares of Series A Preferred Stock and the corresponding amounts payable on all Parity Shares having the same liquidation preference, then the holders of the Series A Preferred Stock and all other such classes or series of Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled, and the holders of the Shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

(b) Written notice of any Liquidation, stating the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable, shall be given by first class mail, postage paid, not less than 30 nor more than 60 days prior to the first payment date stated therein, to each record holder of Shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the Company’s stock transfer records.

(c) After payment to the holders of the Series A Preferred Stock of the full liquidation amounts provided in this Section 4, the holders of the Series A Preferred Stock, as such, will have no right or claim to any of the remaining assets of the Company.

(d) For purposes of this Section 4, the Company’s consolidation or merger with or into any other corporation or corporations or the sale or pledge of all or substantially all of the Company’s or its subsidiaries’ assets is not a Liquidation.

5. Redemption.

(a) Optional Redemption. Except as provided in Section 5(b) below, Shares of Series A Preferred Stock shall not be redeemable by the Company prior to March 31, 2011, except in circumstances relating to the maintenance of the Company’s ability to qualify as a REIT pursuant to Article V of these Articles. On and after such date, the Company may, at its option, redeem the preferred shares at any time and from time to time, in whole or in part, at a price per share (the “Redemption Price”), payable in cash, of $25.00 per preferred share, together with all accrued or accumulated, but unpaid dividends (whether or not such dividends have been declared by the Company’s Board of Directors), if any, to the date fixed for redemption (the “Redemption Date”), without interest, to the extent the Company has funds legally available therefor. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. Nothing in this Section 5 (except for this last sentence of this Section 5(a) and Section 5(c)(iv) below) shall prevent or restrict the Company from purchasing, from time to time before or after March 31, 2011, either at a public or private sale or by tender offer, all or part of the shares of Series A Preferred Stock at such price or prices as the Company may determine, subject to the provisions of applicable law.

(b) Special Optional Redemption. At any time within the first 90 days of any Special Dividend Rate Period, the Shares of the Series A Preferred Stock are redeemable at the option of the Company, by resolution of the Board of Directors, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a cash redemption price equal to the Redemption Price (a “Special Optional Redemption”). Except as otherwise expressly provided in this Section 4 hereof, any Special Optional Redemption shall be subject to the provisions of Section 4 hereof.

(c) Procedures for Redemption.

(i) Notice of any redemption, including a Special Optional Redemption, shall be given by publication in a newspaper of general circulation in the City of New York, once a week for two successive weeks commencing not less than 30 or more than 60 days prior to the Redemption Date. A similar notice shall be mailed by the Company, postage paid, not more than 60 days prior to the Redemption Date, to each record holder of Shares of Series A Preferred Stock at the respective addresses of such holders as they appear on the Company’s stock transfer records. In addition to any information required by law or by the applicable rules of any securities exchange or automated quotation system upon which the Series A Preferred Stock may be listed or admitted for quotation and trading, such notice shall state: (i) the Redemption Date; (ii) the number of Shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such Shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the Shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If fewer than all the Shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Shares of Series A Preferred Stock to be redeemed from such holder. No failure to provide such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Shares of Series A Preferred Stock, except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In order to facilitate the redemption of Shares of Series A Preferred Stock, the Company’s Board of Directors may fix a record date for the determination of the Shares of Series A Preferred Stock to be redeemed, such record date not to be less than 30 or more than 60 days prior to the date fixed for such redemption.

(ii) If notice has been given as provided above, and provided further that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been irrevocably set aside by the Company, separate and apart from its other funds, in trust with an independent bank that is a member of the FDIC having capital and surplus of not less than $500,000,000 (an “Eligible Trustee”) for the pro rata benefit of the holders of the Shares of the Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefore, then, from and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price), dividends on the Shares of Series A Preferred Stock so called for redemption shall cease to accumulate, and said Shares shall no longer be deemed to be outstanding and all rights of the holders thereof, as such, (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, as the Company may require and the notice shall so state), such Shares of Series A Preferred Stock shall be redeemed by the Company at the Redemption Price. In case fewer than all of the Shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder(s) thereof; provided the Company shall have no obligation to issue any fractional Shares of Series A Preferred Stock, but instead shall pay the holder the proportionate amount of the Redemption Price of such fractional Shares.

(iii) At its election, the Company, prior to a Redemption Date, may deposit the Redemption Price of the Series A Preferred Stock so called for redemption, in trust for the holders thereof with an Eligible Trustee. Any funds deposited with an Eligible Trustee in connection with a redemption shall be irrevocably set aside by the Company except that: (A) the Company shall be entitled to receive from the Eligible Trustee where such funds have been deposited, the interest or other earnings, if any, earned on any funds so deposited in trust, and the holders of any Shares of Series A Preferred Stock redeemed shall have no claim to such interest or other earnings; and (B) subject to applicable laws, any balance of funds so deposited by the Company and unclaimed by the holders of the shares of Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid to the Company, together with any interest or other earnings earned thereon, and after such repayment, the holders of the Shares of Series A Preferred Stock entitled to the funds so repaid shall look only to the Company for payment, which shall be without interest or other earnings.

(iv) Unless full cumulative and accrued dividends on all Shares of Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all prior Dividend Periods and the then current Dividend Period, except in circumstances relating to the maintenance of the Company’s ability to qualify as a REIT under the Code pursuant to Article V of these Articles, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock or other Parity Shares or any shares of the Company’s capital stock ranking junior to the Shares of Series A Preferred Stock; provided, however, subject to the last sentence of Section 5(a), the foregoing restrictions on redemptions and purchases shall not prevent the acquisition of Series A Preferred Stock by the Company pursuant to an exchange offer made on the same terms to holders of all of the outstanding shares of Series A Preferred Stock for shares of Company capital stock ranking on a parity with or junior to the Series A Preferred Stock.

(v) If fewer than all of the Shares of Series A Preferred Stock outstanding are to be redeemed pursuant to this Section 5, the Company shall call for redemption shares of Preferred Stock pro rata among the holders, the number of Shares of Series A Preferred Stock held of record by each holder (with any necessary adjustments to avoid any outstanding fractional shares), or by any other equitable method that the Company may determine to use. If fewer than all the Shares of Series A Preferred Stock represented by any share certificate are to be so redeemed, the Company shall issue a new certificate for the shares not redeemed, provided the Company shall have no obligation to issue any fractional Shares of Series A Preferred Stock, but instead shall pay the holder the proportionate amount of the Redemption Price of such fractional Shares.

(vi) All Shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5 shall be retired and shall be restored to the status of authorized but unissued Shares of

Company Preferred Stock, without designation as to any series until such Shares are once more designated as part of a particular series by the Company’s Board of Directors or authorized Committee.

(vii) The Shares of Series A Preferred Stock are subject to the provisions of Article V of these Articles, including the provisions for the redemption of Shares-in-Trust (as defined in such Article). Notwithstanding the provisions of Article V of these Articles, Shares of Series A Preferred Stock which have been exchanged pursuant to such Article for Shares-in-Trust may also be redeemed, in whole or in part, and, if in part, pro rata among the holders of record, in proportion to the number of such shares held by such holders (with any necessary adjustments to avoid fractional shares), or by any other equitable method that the Company may determine to use, at any time when outstanding Series A Preferred Stock is being redeemed.

6. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

(b) Whenever full cumulative dividends on any shares of Series A Preferred Stock or any other series of Parity Shares shall be in arrears for an aggregate of six or more Dividend Periods (consecutive or non-consecutive) and remain unpaid (a “Preferred Dividend Default”), the holders of all outstanding Series A Preferred Stock and any Parity Shares (voting separately as a single class with all other series of Parity Shares of the Company upon which like voting rights have been conferred or are exercisable without regard to series) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) at a special meeting called by the written request of holders of record of at least twenty percent (20%) of the total number of shares of: (i) Series A Preferred Stock and (ii) any Parity Shares then outstanding within 90 days after the delivery of such request and at the place and upon the notice provided by law and in the Company’s bylaws (unless such request is received less than 120 days before the date fixed for the next annual meeting of the Company’s shareholders) and otherwise at the next annual meeting of shareholders. In such case, the entire Board of Directors of the Company will be increased by two directors. Directors so elected shall serve until the Company’s next annual meeting of shareholders or until their respective successors are elected and qualify or, if sooner, until all dividends accumulated or accrued but unpaid on such Series A Preferred Stock and the Parity Shares for the prior Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment with an Eligible Trustee. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur during the continuance of a Preferred Dividend Default, whether by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected, or if none remains in office, by a vote of the holders of record of a majority of the total outstanding shares of Series A Preferred Stock and Parity Stock when they have the voting rights described above (voting together as a single class with all other series of Parity Shares of the Company upon which like voting rights have been conferred or are exercisable without regard to series).

(c) If and when all accumulated dividends and the dividends for the then current Dividend Period on the Series A Preferred Stock shall have been paid in full or a sum sufficient has been authorized and set aside and deposited in trust with an Eligible Trustee for payment in full of all accumulated or accrued and unpaid dividends, the holders of shares of Series A Preferred Stock shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every future Preferred Dividend Default) and, if all accumulated dividends and the dividends for the current Dividend Period have been paid in full, the term of office of each Preferred Director so elected shall terminate and the size of the Board of Directors shall be immediately decreased by two directors. Any Preferred Director may be removed at any time, with or without cause, by the vote of, the holders of a majority of the total outstanding shares of Series A Preferred Stock and Parity Shares when they have the voting rights set forth in Subsection 6(b).

(d) So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not: (i) without the affirmative vote or consent of the holders of at least 66 2/3% of the total outstanding shares of Series A Preferred Stock and of any Parity Shares, given in person or by proxy, either in writing or at a meeting (voting together as a single class with all other series of Parity Shares of the Company upon which like voting rights have been conferred or are exercisable without regard to series), authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon the Liquidation of the Company or reclassify any authorized Shares of the Company into such Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Shares ranking senior in priority to the Series A Preferred Stock; or (ii) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series A Preferred Stock, voting as a separate class, amend, alter or repeal the provisions of, or add any provision to, the Articles of Incorporation or these Articles of Amendment, whether by merger, consolidation or sale, transfer or conveyance of substantially all of its assets, or otherwise (each such event specified in clauses (i) and (ii), an “Event”), so as to materially and adversely affect any right, preference, privilege or voting or other powers of the Shares of Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in clause (ii) of this Subsection 6(d) above, so long as any Shares of the Series A Preferred Stock remain outstanding or are converted into securities of the surviving entity, in each case with terms, including rights, preferences, privileges and voting or other powers that are substantially similar in all material respects to the Shares of the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting or other powers of holders of Series A Preferred Stock, and provided further that any increase in the number of authorized Shares of Series A Preferred Stock or the creation or issuance of any other class or series of Company Shares, in each case which are Parity Shares or which rank junior to the Series A Preferred Stock with respect to the payment of dividends or distributions of assets upon Liquidation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting or other powers of Shares of Series A Preferred Stock, and the holders of Series A Preferred Stock shall have no right to vote on any such increase, creation or issuance.

(e) The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust with an Eligible Trustee to effect such redemption.

(f) On each matter submitted to a vote of the holders of the Series A Preferred Stock in accordance with this Section 6, or as otherwise required by law, each Share of Series A Preferred Stock shall be entitled to one vote, except that when any other series of Preferred Stock of the Company shall have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and such other series shall have with respect to such matters, one vote per each $25.00 of stated liquidation preference. With respect to each Share of Series A Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

7. No Conversion. The Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

8. Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any Liquidation of the Company, the Shares of the Series A Preferred Stock shall rank senior to the Company’s Common Stock and to any other class or series of Company Shares other than any class or series of Shares, the terms of which specifically provide that such class or series of Shares ranks on a parity with or, subject to the affirmative vote required by Section 6 above, senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any Liquidation. The Series A Preferred Stock will rank junior to all of the Company’s indebtedness. For purposes of this Section 8, debt securities of the Company that are convertible into or exchangeable for Company Shares or any other debt securities of the Company shall not constitute a class or series of Shares of the Company.

9. Information Rights. During any Special Dividend Period, the Company will (i) transmit by mail to all holders of any Series A Preferred Stock, without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Company would have been required to file with the Securities and Exchange Commission (“SEC”), pursuant to Sections 13 or 15(d) of the Exchange Act, if the Company were subject to such rules (other than any exhibits that would have been required), and (ii) promptly (but in any case, within 15 days) following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock identified adequately in such written request. The Company will mail (or otherwise provide by any other permissible means under the Exchange Act) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Company would have been required to file such reports with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act.

10. Headings, etc. The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. The words “include,” “including” and derivatives thereof shall be without limitation by reason of enumeration or otherwise, the singular shall include the plural and vice versa.

11. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.

12. No Preemptive Rights. No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued Company Shares of any class of series (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire Company Shares of any class or series.

III.

This Amendment was adopted on February 2, 2006.

IV.

This Amendment was duly adopted by a duly authorized committee of the Board of Directors of the Company, in accordance with the provisions of Sections 14-2-602 and 14-2-825 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, HomeBanc Corp. has authorized and caused this Amendment to be executed by its Chief Executive Officer and attested to by its Assistant Secretary, as of this 2nd day of February 2006.

Attest:		HOMEBANC CORP.

By:	/s/ Alana L. Griffin	By:	/s/ Patrick S. Flood
	Alana L. Griffin Assistant Secretary		Patrick S. Flood Chief Executive Officer

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